Exhibit 99.1

O-I Reports Fourth Quarter and Full Year Results

2006 Concludes as Expected; New CEO Sets Stage for 2007

Perrysburg, Ohio, January 31, 2007 – Owens-Illinois, Inc. (NYSE: OI) today reported its 2006 fourth quarter and full year financial results.

Fourth Quarter Net Sales:

Consolidated net sales for the fourth quarter of 2006 were $1.877 billion, representing a 6.9 percent increase over the fourth quarter 2005.

•                  Global glass container net sales for the fourth quarter of 2006 increased by 9.1 percent to $1.699 billion compared with $1.558 billion for the same quarter last year.  Favorable currency exchange rates, improved pricing and sales mix, and increased shipments contributed 5.2 percent, 2.9 percent, and 1.0 percent, respectively, to the sales increase.

•                  Plastics packaging net sales for the fourth quarter of 2006 were $177 million compared to $197 million reported in the same quarter last year.  Sales in the fourth quarter of 2005 included $12.8 million from the Company’s former plastics business in Australia, $2.6 million from the pass through of higher resin costs, and $2.2 million from transition contract manufacturing associated with its former blow-molded plastics business.  Exclusive of these items, sales for the quarter decreased 1.3 percent.

Fourth Quarter Results and Fully Diluted Earnings per Share:

The net loss for the fourth quarter of 2006 was $102.8 million or $0.71 per share (diluted).  Last year the Company reported a fourth quarter net loss of $881.9 million or $5.86 per share (diluted).

This year’s fourth quarter loss included three charges and two gains for items that management considers not representative of ongoing operations.  A description of these items is shown below in Note 1.  Exclusive of these items, 2006 fourth quarter net earnings were $22.9 million or $0.11 per share (diluted).  This compares with $10.5 million or $0.03 per share (diluted) for the fourth quarter of 2005.  The Company continued to operate most factories at normal levels during the fourth quarter of 2006 and did not repeat the temporary line shutdowns taken in November and December of 2005 to adjust inventory levels.  A reconciliation from the $0.71 per share net loss (GAAP) to the $0.11 per share earnings (non-GAAP) is shown below in Note 1.

Full Year Net Sales:

Net sales for 2006 were $7.422 billion compared to $7.079 billion reported last year, a 4.8 percent increase.

•                  Global glass container net sales for 2006 increased 6.1 percent to $6.650 billion compared with $6.267 million net sales for 2005.  Improved price and product mix was the most significant factor, contributing 3.7 percent while favorable exchange rates accounted for 1.4 percent of the sales improvement.  Glass shipments were stronger in North America, South America and the Asia Pacific region compared to 2005, but weaker in Europe over the same period.  Overall, global glass shipments were up approximately 1.0 percent compared with 2005 when measured in both tons and units.

•                  Plastics packaging net sales were $772 million in 2006 including $18 million of resin cost inflation passed through to customers during the year.  Plastics packaging sales in 2005 were $812 million and included sales from the Company’s former Australian plastics business and from contract manufacturing associated with the Company’s former blow-molded plastics business which totaled $58 million more than in 2006.  On the same basis, year over year unit sales increased 6.1 percent in 2006 compared with the prior year, including a 27.0 percent increase in international closure unit sales.

Full Year Results and Fully Diluted Earnings per Share:

The net loss for the full year 2006 was $27.5 million or $0.32 per share (diluted) compared to a net loss of $558.6 million or $3.85 per share (diluted) for the full year 2005.

The full year net loss included five charges and two gains from items that management considers not representative of ongoing operations.  A description of these items is shown below in Note 2.  Exclusive of these items, 2006 full year net earnings were $149.5 million or $0.83 per share (diluted).  This compares with $220.9 million or $1.30 per share (diluted) in 2005.  The decrease in earnings was primarily due to less than full recovery of cost inflation, slower realization of expected benefits from achievement of core priorities, and the impact of the four non-operating items (pension expense, effective tax rate, stock option accounting, and foreign currency) described at the beginning of the year. A reconciliation from the $0.32 per share net loss (GAAP) to the $0.83 per share earnings(non-GAAP) is shown below in Note 2.

“This past year has been a year of change and great challenge for O-I,” said Al Stroucken, Chairman and Chief Executive Officer.  “Dealing with rising input costs coupled with the immense undertaking of transforming our firm financially, culturally, and strategically has put our entire organization to the test.  While we learned several hard lessons in 2006, we also saw examples of exceptional performance that have reinforced our belief in the Company’s long-term strategy.  Looking forward, we will build on those experiences and add value through pricing discipline, focus on cost structure, and managing our return on assets to improve our results in 2007.”

Cash Flow, Working Capital, and Debt:

Cash provided by operating activities was $150.3 million in 2006 and $453.1 million in 2005.  Free Cash Flow (defined as cash flow from operating activities less capital spending plus collections on receivables arising from securitization) was $115.6 million in the fourth quarter 2006 compared with $146.2 million during the same quarter last year.  For the full year, Free Cash Flow was a use of $42.7 million compared with a source of $99.7 million in 2005.  Increased production and sales activities, principally in the fourth quarter of 2006, resulted in year-over-year inventory growth of $98.6 million and an increase in accounts receivable (including securitization) of $91.6 million.  Full year capital expenditures of $320.3 million were down significantly from $404.1 million in 2005, partially offsetting the cash effect of the unfavorable change in working capital.  Total debt during the year increased by $159.6 million to $5.457 billion, as of December 31, 2006.  Netting cash and short-term investments results in debt of $5.201 billion as of December 31, 2006 as compared with $4.999 billion at 2005 year end.  The increase in debt includes $74 million resulting from changes in foreign currency exchange rates.

Effective Tax Rate and Cash Tax Payments:

The Company’s reported effective tax rate was 88.7 percent in 2006 and (167.9) percent in 2005.  Excluding the items presented in Note 2, the Company’s effective tax rate for the full year 2006 was 40.3 percent compared to 29.9 percent for the full year 2005.  The 2006 effective tax rate increased principally because the Company is no longer recording tax benefits on its losses in the United States.  A shift in mix of earnings towards higher tax cost countries in other regions of the world also increased the effective tax rate for the year.

Cash tax payments in 2006 amounted to $125.6 million and were essentially flat compared to $125.1 million for 2005.

Critical Accounting Estimates and Other Fourth Quarter Items:

The Company recorded several charges and credits in the fourth quarter of 2006 related to critical accounting estimates and other items disclosed in its 10-K for the year ended December 31, 2005, 10-Q’s from the first three quarterly reporting periods in 2006, or
8-K’s filed during 2006.

Asbestos - The Company conducted its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year 2006.  As a result of that review, the Company recorded a non-cash charge of $120.0 million (pre-tax and after tax) to increase the accrual for future asbestos-related costs.  In 2005, the Company increased its accrual for future asbestos-related costs by $135.0 million ($86.0 million after tax).  As of December 31, 2006, the Company’s accrual for future asbestos-related costs was $687.6 million, of which $149.0 million is classified as a current liability.

Pension and other postretirement benefits - As a result of certain improvements in retiree medical benefits offered by the government of The Netherlands, the Company recorded a gain of $15.9 million ($11.2 million after tax) in the fourth quarter of 2006 related to curtailment of certain Company sponsored postretirement benefits.  Also, as a result of its implementation of FAS No. 158, the Company recorded a net reduction of $639.9 million ($617.1 after tax) to the other comprehensive income component of share owners’ equity in the quarter.  This non-cash adjustment reflects the amount required to record the obligations of the Company’s various pension and retiree benefit plans, net of related plan assets, and does not affect earnings.

Tax matters - In the fourth quarter, the Company recorded a net tax benefit of $5.7 million from the reversal of a valuation allowance against certain non-U.S. deferred tax assets due to improving operations, partially offset by charges related to international tax restructuring.  In addition, the net reduction to other comprehensive income resulting from the implementation of FAS No. 158, as described above, includes a $197.5 million increase in the valuation allowance against U.S. deferred tax assets.

CEO transition - The Company recorded a fourth quarter charge associated with the separation agreement of former CEO Steve McCracken and of several members of the European management team.  The $20.8 million pre-tax charge ($20.7 million after tax) also included costs described in the Company’s Form 8-K filing related to the employment agreement with new CEO Al Stroucken.

Regulation G:

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations in light of the information provided above.  All non-GAAP information is reconciled with reported GAAP results in Note 1 and Note 2 below.

	Three months ended December 31,
	2006	2005
Note 1
Net loss per share	$(0.71)	$(5.86)

Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1. Asbestos-related charges	0.78	0.57
2. CEO transition and other separation charges	0.13
3. Curtailment of postretirement benefits in The Netherlands	(0.07)
4. Benefit from reversal of a non-U.S. deferred tax asset valuation allowance partially offset by international tax restructuring charges	(0.03)
5. Loss from mark to market effect of natural gas hedges	0.01	0.04
6. Goodwill impairment		3.26
7. Deferred tax valuation allowance (U.S.)		2.02

Earnings excluding items management considers not representative of ongoing operations	$0.11	$0.03

	Year ended December 31,
	2006	2005
Note 2
Net loss per share	$(0.32)	$(3.85)
Net earnings of discontinued operations		(0.41)

Loss from continuing operations	$(0.32)	$(4.26)
Dilutive effect of options and other		(0.01)

Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1. Asbestos-related charges	0.78	0.57
2. CEO transition and other separation charges	0.13
3. Curtailment of postretirement benefits in The Netherlands	(0.07)
4. Benefit from reversal of a non-U.S. deferred tax asset valuation allowance partially offset by international tax restructuring charges	(0.03)
5. Loss/(gain) from mark to market effect of natural gas hedges	0.05	(0.01)
6. Write-off of finance fees and note repurchase premiums	0.11
7. Charge for Godfrey, Illinois plant closure	0.18
8. Gain on sale of Corsico, Italy, glass plant		(0.18)
9. Reversal of a tax accrual for a previous divestiture		(0.03)
10. Goodwill impairment		3.26
11. Deferred tax valuation allowance (U.S.)		2.02

Earnings before items management considers not representative of ongoing operations	$0.83	$1.36
Other items affecting earnings:
1. Reduction of accruals for self-insured risks		(0.04)
2. Reduction of tax provision to recognize changes in deferred taxes at several international locations		(0.03)
3. Favorable depreciation adjustment in connection with finalizing the fair values of the BSN Glasspack acquisition related to 2004		(0.04)
4. Additional tax charge related to the phase out of Ohio corporate income tax and its replacement with a gross receipts tax		0.05

	$0.83	$1.30

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9)the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10)consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the Company employs more than 28,000 people and has 100 manufacturing facilities in 23 countries.  In 2006, annual sales were $7.4 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, February 1, 2007 at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the Internet at the O-I website (www.o-i.com).  The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. ET time on February 1.  Ask for the O-I conference call.  A replay of the call will be available on the Internet at the O-I website
(www.o-i.com) for 30 days following the call.

Additional Information

Certain additional information regarding fourth quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I website, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:     O-I, Kelley Yoder, 567-336-1388

Copies of O-I news releases are available at the O-I website at http://www.o-i.com; or at http://www.prnnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenues:
Net sales	$1,876.5	$1,755.5	$7,422.0	$7,079.0
Royalties and net technical assistance	5.6	4.1	17.8	16.9
Equity earnings	4.5	4.7	25.7	22.6
Interest	5.1	3.7	19.5	16.6
Other (a)	19.9	15.0	38.5	54.6
	1,911.6	1,783.0	7,523.5	7,189.7

Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,558.2	1,482.6	6,084.0	5,719.5
Research and development	10.4	10.8	32.2	29.8
Engineering	2.1	6.7	31.6	35.6
Selling and administrative (c)	163.7	129.9	564.8	488.1
Interest (d)	116.2	118.3	488.2	466.7
Other (e)	132.5	643.2	180.1	668.6
	1,983.1	2,391.5	7,380.9	7,408.3

Earnings (loss) from continuing operations before items below	(71.5)	(608.5)	142.6	(218.6)

Provision for income taxes (f)	19.6	262.5	126.5	367.1

Minority share owners’ interests in earnings of subsidiaries	11.7	10.9	43.6	35.9

Loss from continuing operations	(102.8)	(881.9)	(27.5)	(621.6)

Net earnings of discontinued operations (g)				63.0
Net loss	$(102.8)	$(881.9)	$(27.5)	$(558.6)

Loss from continuing operations	$(102.8)	$(881.9)	$(27.5)	$(621.6)

Less convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)

Available to common share owners	$(108.2)	$(887.3)	$(49.0)	$(643.1)

Basic loss per share of common stock:

Loss from continuing operations	$(0.71)	$(5.86)	$(0.32)	$(4.26)
Net earnings of discontinued operations				0.41
Net loss	$(0.71)	$(5.86)	$(0.32)	$(3.85)

Weighted average shares outstanding (000s)	152,470	151,459	152,071	150,910

Diluted loss per share of common stock (h):

Loss from continuing operations	$(0.71)	$(5.86)	$(0.32)	$(4.26)
Net earnings of discontinued operations				0.41
Net loss	$(0.71)	$(5.86)	$(0.32)	$(3.85)

Diluted average shares (000s)	152,470	151,459	152,071	150,910

(a)          Amount for the three months and year ended December 31, 2006 includes a gain of $15.9 million ($11.2 million after tax) for the curtailment of postretirement benefits in The Netherlands. The after tax effect of this gain is an increase in earnings per share of $0.07.

Amount for the year ended December 31, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18.  The first quarter sale of the Company’s glass container facility in Castellar, Spain did not result in a gain; the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

(b)         Amount for the three months ended December 31, 2006 includes a loss of $2.0 million ($1.9 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.01.

Amount for the three months ended December 31, 2005 includes a loss of $9.4 million ($5.8 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.04.

Amount for the year ended December 31, 2006 includes a loss of $8.7 million ($8.4 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.05.

Amount for the year ended December 31, 2005 includes a gain of $3.8 million ($2.3 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.01.

(c)          Amount for the three months and year ended December 31, 2006 includes a charge of $20.8 million ($20.7 million after tax) for CEO transition and other costs.  The aftertax effect of this charge is a reduction in earnings per share of $0.13.

(d)         Amount for the year ended December 31, 2006 includes charges of $17.5 million ($17.1 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.11.

(e)          Amount for the three months and year ended December 31, 2006 includes a charge of $120.0 million ($120.0 million after tax) to increase the accrual for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.78.

Amount for the year ended December 31, 2006 includes a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation.  The aftertax effect of this charge is a reduction in earnings per share of $0.18.

Amount for the three months and year ended December 31, 2005 includes a charge of $135.0 million ($86.0 million after tax) to increase the accrual for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.57.

Amount for the three months and year ended December 31, 2005 includes a charge of $494.0 million to write down goodwill in the Asia-Pacific Glass unit. The after tax effect of this charge is a reduction in earnings per share of $3.26.

(f)            Amount for the three months and year ended December 31, 2006 includes a benefit of $5.7 million from the reversal of a non-U.S. deferred tax asset valuation allowance partially offset by charges related to international tax restructuring.  The effect of this benefit is an increase in earnings per share of $0.03.

Amount for the three months and year ended December 31, 2005 includes a charge of $306.6 million to record a valuation allowance related to accumulated deferred tax assets in the U.S.  The effect of this charge is a reduction in earnings per share of $2.02.

Amount for the year ended December 31, 2005 includes a third quarter benefit of $5.3 million from the reversal of an accrual for potential tax liabilities related to a previous divestiture.  The accrual is no longer required based on the Company’s reassessment of the potential liabilities.  The effect of this benefit is an increase in earnings per share of $0.03.

(g)         Amount for the year ended December 31, 2005 consists of a third quarter benefit principally from the reversal of an accrual for potential tax liabilities related to a previous divestiture.  The accrual is no longer required based on the Company’s reassessment of the potential liabilities.

(h)         Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2006 and 2005 due to the net loss.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net loss	$(102.8)	$(881.9)	$(27.5)	$(558.6)
Net earnings of discontinued operations				(63.0)
Non-cash charges (credits):
Depreciation	116.4	120.7	469.0	480.2
Amortization of intangibles and other deferred items	6.7	7.9	27.3	27.8
Amortization of finance fees	2.4	3.8	12.9	16.0
Future asbestos-related costs	120.0	135.0	120.0	135.0
CEO and other transition charges	20.8		20.8
Curtailment of postretirement benefits in The Netherlands	(15.9)		(15.9)
Impairment of goodwill		494.0		494.0
Reverse non-U.S. deferred tax valuation allowance net of tax restructuring charges	(5.7)		(5.7)
U.S. Deferred tax valuation allowance		306.6		306.6
Gain on sale of certain real property				(28.1)
Restructuring costs and write-off of certain assets			29.7
Mark to market effect of natural gas hedge contracts	2.0	9.4	8.7	(3.8)
Other	5.8	(40.7)	11.5	(51.0)
Change in non-current operating assets	10.2	(30.8)	(27.1)	(29.0)
Asbestos-related payments	(34.9)	(35.9)	(162.5)	(171.1)
Change in non-current liabilities	(7.2)	(4.8)	(58.1)	(69.5)
Change in components of working capital (a)	117.9	119.7	(252.8)	(32.4)

Cash provided by operating activities	235.7	203.0	150.3	453.1
Cash flows from investing activities:
Additions to property, plant, and equipment	(120.1)	(107.5)	(320.3)	(404.1)
Collections on receivables arising from consolidation of receivables securitization program (a)		50.7	127.3	50.7
Acquisitions, net of cash acquired		(11.6)		(11.6)
Net cash proceeds related to divestitures and asset sales	0.7	7.3	15.1	167.0
Cash utilized in investing activities	(119.4)	(61.1)	(177.9)	(198.0)
Cash flows from financing activities:
Additions to long-term debt	25.0	44.5	1,206.5	555.1
Repayments of long-term debt	(268.4)	(93.8)	(1,341.8)	(740.3)
Increase (decrease) in short-term loans	106.0	(31.9)	158.9	11.6
Net receipts (payments) for debt-related hedging activity	(2.5)	2.0	(6.8)	(98.0)
Payment of finance fees			(12.3)	(1.0)
Convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)
Issuance of common stock and other	3.3	0.7	8.0	21.0
Cash utilized in financing activities	(142.0)	(83.9)	(9.0)	(273.1)
Effect of exchange rate fluctuations on cash	6.1	(1.7)	12.7	(13.3)
Increase (decrease) in cash	(19.6)	56.3	(23.9)	(31.3)
Cash at beginning of period	242.3	190.3	246.6	277.9
Cash at end of period	$222.7	$246.6	$222.7	$246.6

(a)          During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. Cash inflows related to receipts from customers in payment of the accounts receivable consolidated at December 13, 2005 have been classified as investing cash inflows in the accompanying Consolidated Statement of Cash Flows. Certain amounts included in the Consolidated Statement of Cash Flows for the year ended December 31, 2005 have been reclassified to conform to the 2006 presentation.  These amounts have been reclassified from operating activities to investing activities.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Current assets:
Cash, including time deposits	$222.7	$246.6
Short-term investments, at cost which approximates market	32.7	51.9
Receivables, less allowances for losses and discounts	1,097.8	1,006.2
Inventories	1,039.0	940.4
Prepaid expenses	40.5	37.2

Total current assets	2,432.7	2,282.3

Investments and other assets:
Equity investments	108.7	114.9
Repair parts inventories	143.0	170.3
Prepaid pension	488.5	988.1
Deposits, receivables, and other assets	489.4	444.5
Goodwill	2,464.7	2,369.2

Total other assets	3,694.3	4,087.0

Property, plant, and equipment, at cost	6,552.6	6,146.0
Less accumulated depreciation	3,358.9	2,993.5

Net property, plant, and equipment	3,193.7	3,152.5

Total assets	$9,320.7	$9,521.8

Liabilities and Share Owners’ Equity Current liabilities:
Short-term loans and long-term debt due within one year	$737.2	$278.3
Current portion of asbestos-related liabilities	149.0	158.0
Accounts payable	940.0	843.0
Other accrued liabilities	539.5	542.6

Total current liabilities	2,365.7	1,821.9

Long-term debt	4,719.4	5,018.7
Deferred taxes	112.2	186.0
Pension benefits	335.0	311.4
Nonpension postretirement benefits	293.1	277.1
Other liabilities	393.2	429.2
Asbestos-related liabilities	538.6	572.1
Minority share owners’ interests	206.8	181.5
Share owners’ equity:
Convertible preferred stock	452.5	452.5
Common stock	1.7	1.7
Capital in excess of par value	2,329.5	2,297.0
Treasury stock, at cost	(228.4)	(236.0)
Retained deficit	(1,604.4)	(1,555.4)
Accumulated other comprehensive loss	(594.2)	(235.9)

Total share owners’ equity	356.7	723.9

Total liabilities and share owners’ equity	$9,320.7	$9,521.8

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Selected Segment Information

Net sales:
Glass Containers	$1,699.4	$1,558.3	$6,650.4	$6,266.9
Plastics Packaging	177.1	197.2	771.6	812.1

Consolidated net sales	$1,876.5	$1,755.5	$7,422.0	$7,079.0

Product Segment Operating Profit (a):
Glass Containers (b) (c)	$157.3	$144.6	$751.3	$790.8
Plastics Packaging	24.1	29.4	114.5	127.2
	181.4	174.0	865.8	918.0

Eliminations and other retained items (d)	(14.9)	(29.5)	(91.2)	(89.4)

Segment Operating Profit	166.5	144.5	774.6	828.6

Sale of the Corsico, Italy glass container facility				28.1
Charge for asbestos-related costs	(120.0)	(135.0)	(120.0)	(135.0)
CEO and other transition charges	(20.8)		(20.8)
Curtailment of postretirement benefits in The Netherlands	15.9		15.9
Impairment of goodwill in the Asia-Pacific Glass unit		(494.0)		(494.0)
Charge for closing the Godfrey, Illinois plant			(29.7)
Mark to market effect of natural gas hedge contracts	(2.0)	(9.4)	(8.7)	3.8
Consolidated Operating Profit (Loss)	39.6	(493.9)	611.3	231.5
Interest income	5.1	3.7	19.5	16.6
Interest expense	(116.2)	(118.3)	(488.2)	(466.7)
Provision for income taxes	(19.6)	(262.5)	(126.5)	(367.1)
Minority share owners’ interests in earnings of subsidiaries	(11.7)	(10.9)	(43.6)	(35.9)

Loss from continuing operations	$(102.8)	$(881.9)	$(27.5)	$(621.6)

(a)          Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is earnings from continuing operations.  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to earnings from continuing operations is included in the tables above.

(b)         Excludes a loss of $2.0 million and $8.7 million for the three months and year ended December 31, 2006, respectively, from the mark to market effect of natural gas hedge contracts. Excludes a loss of $9.4 million and a gain of $3.8 million for the three months and year ended December 31, 2005, respectively, from the mark to market effect of natural gas hedge contracts.

(c)          Amount for the year ended December 31, 2006 excludes a charge of $29.7 million for the closing of the Godfrey, Illinois machine parts manufacturing operation.

Amount for the three months and year ended December 31, 2006 excludes a gain of $15.9 million for the curtailment of postretirement benefits in The Netherlands.

Amount for the year ended September 30, 2005 excludes a gain of $28.1 million from the sale of the Company’s glass container facility in Corsico, Italy.

Amount for the three months and year ended December 31, 2005 excludes a charge of $494.0 million to write down goodwill in the Asia-Pacific Glass unit.

(d)         Amount for the three months and year ended December 31, 2006 excludes a charge of $120.0 million to increase the reserve for estimated future asbestos-related costs.

Amount for the three months and year ended December 31, 2006 excludes a charge of $20.8 million for the CEO transition and other costs.

Amount for the three months and year ended December 31, 2005 excludes a charge of $135.0 million to increase the reserve for estimated future asbestos-related costs.